MANAGEMENT'S REPORT
Alabama Power Company 1996 Annual Report

The management of Alabama Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the books and records reflect only authorized transactions of the company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The company's system of internal accounting controls is evaluated on an ongoing basis by the company's internal audit staff. The company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Alabama Power Company in conformity with generally accepted accounting principles.


/s/ Elmer B. Harris
Elmer B. Harris
President and Chief Executive Officer

/s/ William B. Hutchins, III
William B. Hutchins, III
Executive Vice President
and Chief Financial Officer

February 12, 1997

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Alabama Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Alabama Power Company (an Alabama corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1996 and 1995, and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 9-26) referred to above present fairly, in all material respects, the financial position of Alabama Power Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP

Birmingham, Alabama
February 12, 1997

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION
Alabama Power Company 1996 Annual Report

RESULTS OF OPERATIONS

Earnings

Alabama Power Company's 1996 net income after dividends on preferred stock was $371 million, representing a $10.6 million (2.9 percent) increase from the prior year. This improvement can be attributed to an increase in retail energy sales of 2.7 percent from 1995 levels and lower net interest charges compared to the prior year. This improvement was partially offset by a 4.4 percent increase in operating costs.

    In 1995, earnings were $361 million, representing a 1.3 percent increase from the prior year. This increase was due to an increase in retail energy sales of 4.7 percent, brought about by extreme summer weather. This improvement was partially offset by a 2.6 percent increase in operating costs.

    The return on average common equity for 1996 was 13.75 percent compared to
13.61 percent in 1995, and 13.86 percent in 1994.

Revenues

Total revenues for 1996 were $3.1 billion, reflecting a 3.2 percent increase from 1995. The following table summarizes the principal factors that affected operating revenues for the past three years:

                                    Increase (Decrease)
                                      From Prior Year
                          ----------------------------------------
                               1996         1995          1994
                          ----------------------------------------
                                      (in thousands)
   Retail --
       Change in
           base rates        $(19,380)    $    990      $  --
       Unbilled
           adjustment             --           --       28,000
       Sales growth            61,765       18,174      45,304
       Weather                (29,660)      54,888     (39,964)
       Fuel cost recovery
           and other          (30,846)      35,235     (84,344)
   ---------------------------------------------------------------
   Total retail               (18,121)     109,287     (51,004)
   ---------------------------------------------------------------
   Sales for resale --
       Non-affiliates          21,529       15,380      (9,345)
       Affiliates              88,890      (37,032)    (17,213)
   ---------------------------------------------------------------
   Total sales for resale     110,419      (21,652)    (26,558)
   Other operating
       revenues                 3,703        1,997       5,095
   ---------------------------------------------------------------
   Total operating
       revenues              $ 96,001     $ 89,632    $(72,467)
   ---------------------------------------------------------------
   Percent change                 3.2%         3.1%       (2.4)%
   ---------------------------------------------------------------

    Retail revenues of $2.5 billion in 1996 decreased $18 million (0.7 percent) from the prior year, compared with an increase of $109 million (4.6 percent) in 1995. Lower fuel cost recovery was the primary reason for the decrease in 1996 retail revenues as compared to 1995. The hot weather during the summer of 1995 and higher fuel cost recovery were the primary reasons for the increase in retail revenues over 1994. Fuel revenues generally represent the direct recovery of fuel expense, including the fuel component of purchased energy, and therefore have no effect on net income.

    Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. These capacity and energy

Alabama Power Company 1996 Annual Report

components, as well as the components of the sales to affiliated companies, were:

                      1996           1995           1994
                  -------------------------------------------
                                (in thousands)

   Capacity         $159,488       $158,825       $165,063
   Energy            315,925        209,376        222,579
   ----------------------------------------------------------
   Total            $475,413       $368,201       $387,642
   ----------------------------------------------------------

    Capacity revenues from non-affiliates remained relatively constant over the past three years. Sales to affiliated companies within the Southern electric system will vary from year to year depending on demand, the availability, and the variable production cost of generating resources at each company.

    Kilowatt-hour (KWH) sales for 1996 and the percent change by year were as follows:

                          KWH             Percent Change
                      -------------------------------------------
                        1996       1996       1995         1994
                      -------------------------------------------
                      (millions)

Residential              14,594     1.5%       9.1%      (1.7)%
Commercial*              10,904     8.6        4.1        3.4
Industrial*              19,999     0.7        2.0        3.2
Other                       193     3.1        0.5        1.1
                      ----------
Total retail             45,690     2.7        4.7        3.3
Sales for resale -
   Non-affiliates         9,491    18.0       18.8       (5.2)
   Affiliates            10,292    53.5      (20.5)       4.3
                      ----------
Total                    65,473    10.5%       2.6%       2.4%
-----------------------------------------------------------------
*The KWH sales for 1996 reflect a reclassification of approximately 200 customers from industrial to commercial, which resulted in a shift of 473 million KWH. Absent the reclassification, the percentage change in KWH sales for commercial and industrial would have been 3.9% and 3.1%, respectively.

    The increase in 1996 retail energy sales was primarily due to the strength of business and economic conditions in the company's service area. The 1995 retail sales growth was the result of hotter-than-normal summer weather and a strong economy in the company's service territory. Assuming normal weather, sales to retail customers are projected to grow approximately 2.7 percent annually on average during 1997 through 2002.

Expenses

Total operating expenses of $2.5 billion for 1996 were up $105 million or 4.4 percent compared with 1995. The major components of this increase include $85 million in fuel costs, $15 million in maintenance expense, and $17 million in depreciation and amortization offset by a decrease in purchased power of $15 million.

    Total operating expenses of $2.4 billion for 1995 were up 2.6 percent compared with the prior year. This increase was primarily due to higher other operation expenses and increased purchased power. This was somewhat offset by decreases in fuel costs and maintenance expenses.

    Fuel costs constitute the single largest expense for the company. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net KWH generated were as follows:

                                  ----------------------------
                                   1996      1995       1994
                                  ----------------------------
Total generation
    (billions of KWHs)                 65       58       57
Sources of generation
    (percent) --
       Coal                            72       73       68
       Nuclear                         20       19       23
       Hydro                            8        8        9
Average cost of fuel per net
    KWH generated
      (cents) --
        Coal                         1.71     1.71      1.92
        Nuclear                      0.50     0.50      0.49

Total                                1.46     1.48      1.56
--------------------------------------------------------------
Note:  Oil & Gas comprise less than 0.5% of generation.

    Fuel expense increased in 1996 by $85 million or 10.8 percent. This increase can be attributed to higher generation. Fuel expense decreased in 1995 by $10 million or 1.3 percent. This decrease resulted from lower average cost of fuel consumed.

    Purchased power consists primarily of purchases from the affiliates of the Southern electric system. Purchased power transactions among the company and its affiliates will vary from period to period depending on demand, the

Alabama Power Company 1996 Annual Report

availability, and the variable production cost of generating resources at each company. Total KWH purchases declined 9.3 percent from the prior year.

    The increase in maintenance expenses for 1996 is due to increased nuclear expenses, primarily outage related accruals. The decrease in 1995 over 1994 reflects the establishment in 1994 of the Natural Disaster Reserve. See Note 1 to the financial statements under "Natural Disaster Reserve" for additional information.

    Depreciation and amortization expense increased 5.6 percent in 1996 and 3.6 percent in 1995. These increases reflect additions to utility plant.

    The company contributed $6.8 million to the Alabama Power Foundation, Inc. in 1996, which represents a decrease of $4.7 million from the previous year. The Foundation makes distributions to qualified entities which are organized exclusively for charitable, educational, literary, and scientific purposes.

    The decline in net interest charges in 1996 by $11 million (4.5 percent) was due primarily to a charge of $10 million in 1995 to the amortization of debt discount, premium, and expense net, pursuant to an Alabama Public Service Commission (APSC) order. See Note 3 to the financial statements under "Retail Rate Adjustment Procedures" for additional details. Total net interest charges and preferred stock dividends increased 12.2 percent in 1995. This increase results from (i) interest on interim obligations which rose due to higher average interest rates on an increased average amount of short-term debt outstanding and (ii) amortization of debt discount, premium, and expense net, pursuant to such order.

Effects of Inflation

The company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a less regulated more competitive environment.

    Future earnings in the near term will depend upon growth in electric sales, which are subject to a number of factors. Traditionally, these factors have included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the company's service area. However, the Energy Policy Act of 1992 (Energy Act) is having a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell excess energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The company is aggressively working to maintain and expand its share of wholesale business in the Southeastern power markets.

     Various federal and state initiatives designed to promote wholesale and retail competition, among other things, include proposals that would allow customers to choose their electricity provider. As the initiatives materialize, the structure of the utility industry could radically change. Certain initiatives could result in a change in the ownership and/or operation of generation and transmission facilities. Numerous issues must be resolved, including significant ones relating to transmission pricing and recovery of stranded investments. Being a low-cost producer could provide significant opportunities to increase market share and profitability in markets that evolve with changing regulation. Unless the company remains a low-cost producer and provides quality service, the company's retail energy sales growth could be limited, and this could significantly erode earnings.

Alabama Power Company 1996 Annual Report

new markets that evolve with the changing regulation. Conversely, unless the company remains a low-cost producer and provides quality service, the company's retail energy sales growth could be limited, and this could significantly erode earnings.

    The addition of four combustion turbine generating units in May 1996 increased related operation and maintenance expenses and depreciation expenses. These additions are to ensure reliable service to customers during critical peak times.

    Rates to retail customers served by the company are regulated by the APSC. Rates for the company can be adjusted periodically within certain limitations based on earned retail rate of return compared with an allowed return. In June 1995, the APSC issued an order granting the company's request for gradual adjustments to move toward parity among customer classes. This order also calls for a moratorium on any periodic retail rate increases (but not decreases) until 2001.

    In December 1995, the APSC issued an order authorizing the company to reduce balance sheet items -- such as plant and deferred charges -- at any time the company's actual base rate revenues exceed the budgeted revenues. See Note 3 to the financial statements for information about this and other matters.

    The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry -- including the company -- regarding the recognition, measurement, and classification of decommissioning costs for nuclear generating facilities in the financial statements. In response to these questions, the Financial Accounting Standards Board (FASB) has decided to review the accounting for liabilities related to closure and removal of long-lived assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of closing and removing the company's nuclear and other facilities may be required to be recorded as liabilities in the Balance Sheets. Also, the annual provisions for such costs could change. Because of the company's current ability to recover closure and removal costs through rates, these changes would not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

    Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air
Act) could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

    The company is subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the company's operations is no longer subject to these provisions, the company would be required to write off related regulatory assets and liabilities, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

FINANCIAL CONDITION

Overview

The company's financial condition remained stable in 1996. This stability is the continuation over recent years of growth in energy sales and cost control measures combined with a significant lowering of the cost of capital, achieved through the refinancing and/or redemption of higher-cost long-term debt and preferred stock.

    The company had gross property additions of $425 million in 1996. The majority of funds needed for gross property additions for the last several years have been provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes. The Statements of Cash Flows provide additional details.

Capital Structure

The company's ratio of common equity to total capitalization -- including short-term debt -- was 45.3 percent in 1996, compared with 45.0 percent in 1995, and 45.9 percent in 1994.

    In January 1996, Alabama Power Capital Trust I (Trust I), of which the company owns all of the common securities, issued $97 million of 7.375 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $100 million aggregate principal amount of the company's 7.375 percent junior subordinated notes due March 31, 2026. Additionally, in November

Alabama Power Company 1996 Annual Report

1996, the company issued through public authorities $21 million of pollution control revenue refunding bonds.

    In January 1997, Alabama Power Capital Trust II (Trust II), of which the company owns all of the common securities, issued $200 million of 7.60 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust II are $206 million aggregate principal amount of the company's 7.60 percent junior subordinated notes due December 31, 2036. A portion of the proceeds of the January 1997 issuance will be used for the redemption of $100 million of preferred stock in February 1997.

    The company's current securities ratings are as follows:

                              Duff &                 Standard
                              Phelps     Moody's     & Poor's
                             ----------------------------------
   First Mortgage Bonds        AA-          A1           A+
   Company Obligated
     Mandatorily
     Redeemable
     Preferred Securities       A+          a2           A
   Preferred Stock              A+          a2           A
   ------------------------------------------------------------

Capital Requirements

Capital expenditures are estimated to be $425 million for 1997, $519 million for 1998, and $622 million for 1999. The total is $1.6 billion for the three years. Actual capital costs may vary from this estimate because of factors such as changes in business conditions; revised load growth projections; changes in environmental regulations; changes in the existing nuclear plant to meet new regulatory requirements; increasing cost of labor, equipment, and materials; and cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

    The company has entered into agreements with two of its industrial customers to locate cogeneration facilities at their premises. These facilities will provide process steam to the respective customers concurrent with the production of electricity for use on the company's electric system. Each facility, which is primarily composed of a combustion turbine, will have approximately 100 megawatts of electric capacity and will serve as a base load resource for the company. These facilities are expected to be placed in service in 1999 at a total cost of approximately $90 million. In addition, significant construction of transmission and distribution facilities and upgrading of generating plants will continue.

Other Capital Requirements

In addition to the funds needed for the capital budget, approximately $220 million will be required by the end of 1999 for maturities of first mortgage bonds. Also, the company will continue to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- impacts Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and affected 28 generating units of Southern Company. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

    In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. Southern Company's sulfur dioxide compliance strategy is designed to use allowances as a compliance option.

   Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. This compliance strategy resulted in unused emission allowances being banked for later use. Construction expenditures for Phase I compliance totaled approximately $25 million for the company.

    For Phase II sulfur dioxide compliance, the company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization

Alabama Power Company 1996 Annual Report

equipment at selected plants. Also equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired units as required to meet Phase II limits. Therefore, the current compliance strategy could require total Phase II estimated construction expenditures of approximately $40 million, of which $30 million remains to be spent. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

   An average increase of up to 1 percent in annual revenue requirements from customers could be necessary to fully recover the company's cost of compliance for both Phase I and Phase II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

   A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

   The EPA and state environmental regulatory agencies are reviewing and evaluating various matters including: revisions to the ambient air standards for ozone and particulate matter; emission control strategies for ozone nonattainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

    The company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the company could incur costs to clean up properties. The company conducts studies to determine the extent of any required cleanup costs and has recognized in the financial statements costs to clean up known sites.

   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of Southern Company's operations. The full impact of any such changes cannot be determined at this time.

   Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect Southern Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

It is anticipated that the funds required will be derived from sources in form and quantity similar to those used in the past. To issue additional first mortgage bonds and preferred stock, the company must comply with certain earnings coverage requirements designated in its mortgage indenture and corporate charter. The company's coverages are at a level that would permit any necessary amount of security sales at current interest and dividend rates.

    As required by the Nuclear Regulatory Commission and as ordered by the APSC, the company has established external trust funds for nuclear decommissioning costs. In 1994, the company also established an external trust fund for postretirement benefits as ordered by the APSC. The cumulative effect of funding these items over a long period will diminish internally funded capital and may require capital from other sources. For additional information concerning nuclear decommissioning costs, see Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning."

STATEMENTS OF INCOME
For the Years Ended December 31, 1996, 1995, and 1994
Alabama Power Company 1996 Annual Report



=======================================================================================================================
                                                                               1996             1995              1994
-----------------------------------------------------------------------------------------------------------------------
                                                                                           (in thousands)
Operating Revenues (Notes 1, 3 and 7):
Revenues                                                                 $2,904,155       $2,897,044        $2,770,380
Revenues from affiliates                                                    216,620          127,730           164,762
-----------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                  3,120,775        3,024,774         2,935,142
-----------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                                      877,076          791,819           801,948
  Purchased power from non-affiliates                                        36,813           30,065            15,158
  Purchased power from affiliates                                            91,500          112,826           100,888
  Other                                                                     505,884          501,876           458,917
Maintenance                                                                 258,482          243,218           262,102
Depreciation and amortization                                               320,102          303,050           292,420
Taxes other than income taxes                                               186,172          185,620           183,425
Federal and state income taxes (Note 8)                                     228,108          230,982           224,280
-----------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                  2,504,137        2,399,456         2,339,138
-----------------------------------------------------------------------------------------------------------------------
Operating Income                                                            616,638          625,318           596,004
Other Income (Expense):
Allowance for equity funds used during construction (Note 1)                      -            1,649             3,239
Income from subsidiary (Note 6)                                               3,851            4,051             3,588
Charitable foundation                                                        (6,800)         (11,542)          (13,500)
Interest income                                                              28,318           13,768            16,944
Other, net                                                                  (39,053)         (21,536)          (30,569)
Income taxes applicable to other income                                      22,400           14,142            16,834
----------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges and Other                                    625,354          625,850           592,540
-----------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                                  169,390          180,714           178,045
Allowance for debt funds used during construction (Note 1)                   (6,480)          (7,067)           (3,548)
Interest on interim obligations                                              20,617           16,917             5,939
Amortization of debt discount, premium, and expense, net                      9,508           20,259             9,623
Other interest charges                                                       27,510           27,064            19,908
Distributions on preferred securities of
    Alabama Power Capital Trust I (Note 9)                                    6,717                -                 -
-----------------------------------------------------------------------------------------------------------------------
Interest charges and other, net                                             227,262          237,887           209,967
-----------------------------------------------------------------------------------------------------------------------
Net Income                                                                  398,092          387,963           382,573
Dividends on Preferred Stock                                                 26,602           27,069            26,235
-----------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                            $  371,490       $  360,894        $  356,338
=======================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1996, 1995, and 1994
Alabama Power Company 1996 Annual Report


================================================================================================================================
                                                                                          1996           1995            1994
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (in thousands)
Operating Activities:
Net income                                                                         $ 398,092      $ 387,963      $  382,573
Adjustments to reconcile net income to net
   cash provided by operating activities --
       Depreciation and amortization                                                 383,438        371,382         359,791
       Deferred income taxes and investment tax credits                               16,585         32,627         (32,613)
       Allowance for equity funds used during construction                                 -         (1,649)         (3,239)
       Other, net                                                                     21,563         33,244          28,656
       Changes in certain current assets and liabilities --
          Receivables, net                                                             3,958        (54,209)         19,390
          Inventories                                                                 36,234         18,425         (38,946)
          Payables                                                                     1,006        (63,656)        (21,240)
          Taxes accrued                                                               (5,756)           551           6,856
          Energy cost recovery, retail                                                25,771          1,177          16,907
          Other                                                                       (7,111)       (15,895)        (14,235)
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                          873,780        709,960         703,900
--------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                            (425,024)      (551,781)       (536,785)
Other                                                                                (61,119)       (53,321)        (26,632)
--------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                              (486,143)      (605,102)       (563,417)
--------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds:
     Company obligated mandatorily redeemable preferred securities                    97,000              -               -
     First mortgage bonds                                                                  -              -         150,000
     Other long-term debt                                                             21,000        131,500         208,720
Retirements:
     First mortgage bonds                                                            (83,797)             -         (20,387)
     Other long-term debt                                                            (21,907)      (132,291)       (305,380)
Interim obligations, net                                                             (25,163)       210,134         139,882
Payment of preferred stock dividends                                                 (26,665)       (27,118)        (25,431)
Payment of common stock dividends                                                   (347,500)      (285,000)       (268,000)
Miscellaneous                                                                         (3,634)        (4,143)         (8,444)
--------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                              (390,666)      (106,918)       (129,040)
--------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash                                                                    (3,029)        (2,060)         11,443
Cash at Beginning of Year                                                             12,616         14,676           3,233
--------------------------------------------------------------------------------------------------------------------------------
Cash at End of Year                                                                $   9,587     $   12,616      $  183,445
================================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
     Interest and other (net of amount capitalized)                                $ 193,871      $ 189,268      $  183,445
     Income taxes                                                                    195,214        172,777         231,831
--------------------------------------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.


BALANCE SHEETS
At December 31, 1996 and 1995
Alabama Power Company 1996 Annual Report


==========================================================================================
ASSETS                                                                  1996          1995
------------------------------------------------------------------------------------------
                                                                           (in thousands)
Utility Plant:
Plant in service, at original cost (Note 1)                      $10,806,921   $10,430,792
Less accumulated provision for depreciation                        4,113,622     3,838,093
 ------------------------------------------------------------------------------------------
                                                                   6,693,299     6,592,699
Nuclear fuel, at amortized cost                                      123,862       100,537
Construction work in progress                                        256,802       362,768
 ------------------------------------------------------------------------------------------
Total                                                              7,073,963     7,056,004
------------------------------------------------------------------------------------------
Other Property and Investments:
Southern Electric Generating Company, at equity (Note 6)              26,032        27,232
Nuclear decommissioning trusts (Note 1)                              148,760       108,368
Miscellaneous                                                         20,243        19,156
------------------------------------------------------------------------------------------
Total                                                                195,035       154,756
------------------------------------------------------------------------------------------
Current Assets:
Cash                                                                   9,587        12,616
Receivables-
  Customer accounts receivable                                       334,150       355,833
  Other accounts and notes receivable                                 28,524        28,082
  Affiliated companies                                                47,630        41,819
  Accumulated provision for uncollectible accounts                    (1,171)       (1,212)
Refundable income taxes                                                5,856         2,635
Fossil fuel stock, at average cost                                    81,704       106,627
Materials and supplies, at average cost                              167,792       179,103
Prepayments                                                          131,870       116,331
Vacation pay deferred                                                 28,369        29,458
------------------------------------------------------------------------------------------
Total                                                                834,311       871,292
------------------------------------------------------------------------------------------
Deferred Charges:
Deferred charges related to income taxes (Note 8)                    410,010       436,837
Debt expense, being amortized                                          7,398         7,648
Premium on reacquired debt, being amortized                           84,149        89,967
Uranium enrichment decontamination and decommissioning fund (Note 1)  37,490        40,282
Miscellaneous                                                         91,490        87,574
------------------------------------------------------------------------------------------
Total                                                                630,537       662,308
------------------------------------------------------------------------------------------
Total Assets                                                     $ 8,733,846   $ 8,744,360
==========================================================================================
The accompanying notes are an integral part of these balance sheets.

BALANCE SHEETS
At December 31, 1996 and 1995
Alabama Power Company 1996 Annual Report

============================================================================================
CAPITALIZATION AND LIABILITIES                                             1996         1995
--------------------------------------------------------------------------------------------
                                                                          (in thousands)
Capitalization (See accompanying statements):
Common stock equity                                                  $2,714,277   $2,690,374
Preferred stock                                                         340,400      440,400
Company obligated mandatorily redeemable preferred securities of
    Alabama Power
    Capital Trust I holding Company Junior
    Subordinated Notes (Note 9)                                          97,000            -
Long-term debt                                                        2,354,006    2,374,948
--------------------------------------------------------------------------------------------
Total                                                                 5,505,683    5,505,722
--------------------------------------------------------------------------------------------
Current Liabilities:
Preferred stock due within one year (Note 11)                           100,000            -
Long-term debt due within one year (Note 11)                             20,753       84,682
Commercial paper                                                        364,853      390,016
Accounts payable-
  Affiliated companies                                                   64,307       76,326
  Other                                                                 182,563      182,401
Customer deposits                                                        32,003       30,353
Taxes accrued-
  Federal and state income                                               35,638       13,599
  Other                                                                  15,271       18,158
Interest accrued                                                         51,941       53,527
Vacation pay accrued                                                     28,369       29,458
Miscellaneous                                                            96,485       70,543
--------------------------------------------------------------------------------------------
Total                                                                   992,183      949,063
--------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                            1,177,687    1,191,591
Accumulated deferred investment tax credits                             294,071      305,372
Prepaid capacity revenues, net (Note 7)                                 122,496      131,186
Uranium enrichment decontamination and decommissioning fund (Note 1)     33,741       36,620
Deferred credits related to income taxes (Note 8)                       364,792      386,038
Natural disaster reserve (Note 1)                                        20,757       17,959
Miscellaneous                                                           222,436      220,809
--------------------------------------------------------------------------------------------
Total                                                                 2,235,980    2,289,575
--------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 3, 4, 5, 6, 7, and 12)
Total Capitalization and Liabilities                                 $8,733,846   $8,744,360
============================================================================================
The accompanying notes are an integral part of these balance sheets.

STATEMENTS OF CAPITALIZATION
At December 31, 1996 and 1995
Alabama Power Company 1996 Annual Report

===================================================================================================================================
                                                                                     1996            1995        1996         1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)      (percent of total)
Common Stock Equity:
Common stock, par value $40 per share --
     Authorized --  6,000,000 shares
     Outstanding -- 5,608,955 shares in
         1996 and 1995                                                         $  224,358      $  224,358
Paid-in capital                                                                 1,304,645       1,304,645
Premium on preferred stock                                                            146             146
Retained earnings (Note 13)                                                     1,185,128       1,161,225
-----------------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                                       2,714,277       2,690,374        49.3%        48.9%
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$1 par value --
     Authorized -- 27,500,000 shares
     Outstanding -- 12,020,200 shares
         $25 stated capital --
            6.40%                                                                  50,000          50,000
            6.80%                                                                  38,000          38,000
            7.60%                                                                 150,000         150,000
            Adjustable rate
                5.17% - at January 1, 1997                                         50,000          50,000
         $100 stated capital --
            Auction rate - 4.09% at January 1, 1997                                50,000          50,000
         $100,000 stated capital --
            Auction rate - 4.01% at January 1, 1997                                20,000          20,000
$100 par value --
     Authorized -- 3,850,000 shares
     Outstanding -- 824,000 shares
         4.20% to 4.52%                                                            41,400          41,400
         4.60% to 4.92%                                                            29,000          29,000
         5.96% to 6.88%                                                            12,000          12,000
-----------------------------------------------------------------------------------------------------------------------------------
Total cumulative preferred stock (annual dividend
    requirement -- $26,500,000)                                                   440,400         440,400
Less amount due within one year (Note 11)                                         100,000               -
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock excluding amount due within one year                   340,400         440,400         6.2          8.0
-----------------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily
  Redeemable Preferred Securities (Note 9):
    $25 liquidation value -- 7.375%                                                97,000               -
-----------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $7,154,000)                              97,000               -         1.7            -
-----------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
First mortgage bonds --
     Maturity                                           Interest Rates
March 1, 1996                                           4 1/2%                          -          60,000
     February 1, 1998                                   5 1/2%                     50,000          50,000
     August 1, 1999                                     6 3/8%                    170,000         170,000
     March 1, 2000                                      6%                        100,000         100,000
     2002 through 2007                                  6 3/4% to 7 1/4%          575,000         575,000
     2021 through 2024                                  7.30% to 9 1/4%         1,021,059       1,044,856
-----------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                      1,916,059       1,999,856
Pollution control obligations                                                     476,140         476,140
Other long-term debt                                                                8,056           8,963
Unamortized debt premium (discount), net                                          (25,496)        (25,329)
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $171,420,000)                                               2,374,759       2,459,630
Less amount due within one year (Note 11)                                          20,753          84,682
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                             2,354,006       2,374,948        42.8         43.1
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                           $5,505,683      $5,505,722       100.0%       100.0%

===================================================================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1996, 1995, and 1994
Alabama Power Company 1996 Annual Report

========================================================================================================
                                                                       1996          1995          1994
--------------------------------------------------------------------------------------------------------
                                                                                 (in thousands)

Balance at Beginning of Year                                     $1,161,225    $1,085,256    $  997,199
Net income after dividends on preferred stock                       371,490       360,894       356,338
Cash dividends on common stock                                     (347,500)     (285,000)     (268,000)
Preferred stock transactions, net                                        (7)            -          (118)
Other adjustments to retained earnings                                  (80)           75          (163)
--------------------------------------------------------------------------------------------------------
Balance at End of Year (Note 13)                                 $1,185,128    $1,161,225    $1,085,256
========================================================================================================
The accompanying notes are an integral part of these statements.


                                             14

NOTES TO FINANCIAL STATEMENTS
Alabama Power Company 1996 Annual Report

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Alabama Power Company (the company) is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), The Southern Development and Investment Group (Southern Development), and other direct and indirect subsidiaries. The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four southeastern states. Contracts among the companies -- dealing with jointly-owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Energy designs, builds, owns and operates power production and delivery facilities and provides a broad range of energy related services in the United States and international markets. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Development develops new business opportunities related to energy products and services.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The company is also subject to regulation by the FERC and the Alabama Public Service Commission
(APSC). The company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the respective regulatory commissions. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates.

Regulatory Assets and Liabilities

The company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to:

                                          1996          1995
                                       -------------------------
                                            (in thousands)
Deferred income taxes                    $ 410,010    $ 436,837
Premium on reacquired debt                  84,149       89,967
Department of Energy assessments            37,490       40,282
Vacation pay                                28,369       29,458
Work force reduction costs                  45,969       48,402
Deferred income tax credits               (364,792)    (386,038)
Natural disaster reserve                   (20,757)     (17,959)
Other, net                                  45,521       39,172
----------------------------------------------------------------
Total                                    $ 265,959    $ 280,121
================================================================

    In the event that a portion of the company's operations is no longer subject to the provisions of Statement No. 71, the company would be required to write off related regulatory assets and liabilities. In addition, the company would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

The company accrues revenues for services rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The company's electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

    The company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1996, uncollectible accounts continued to average less than 1 percent of revenues.

Alabama Power Company 1996 Annual Report

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $64 million in 1996, $54 million in 1995, and $65 million in 1994. The company has a contract with the U.S. Department of Energy (DOE) that provides for the permanent disposal of spent nuclear fuel. Although disposal was scheduled to begin in 1998, the actual year this service will begin is uncertain. Sufficient storage capacity currently is available to permit operation into 2010 and 2013 at Plant Farley units 1 and 2, respectively.

    Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is to be funded in part by a special assessment on utilities with nuclear plants. This assessment will be paid over a 15- year period, which began in 1993. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The law provides that utilities will recover these payments in the same manner as any other fuel expense. The company estimates its remaining liability at December 31, 1996, under this law to be approximately $37 million. This obligation is recognized in the accompanying Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.3 percent in 1996 and 3.2 percent in 1995 and 1994. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of decommissioning nuclear facilities and removal of other facilities.

    In 1988, the Nuclear Regulatory Commission (NRC) adopted regulations requiring all licensees operating commercial power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. The company has established external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over periods approved by the APSC. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. The company has filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

    Site study cost is the estimate to decommission the facility as of the site study year, and ultimate cost is the estimate to decommission the facility as of retirement date. The estimated costs of decommissioning -- both site study costs and ultimate costs -- at December 31, 1996, for Plant Farley were as follows:

    Site study basis (year)                          1993

    Decommissioning periods:
        Beginning year                               2017
        Completion year                              2029
    -----------------------------------------------------------
                                                (in millions)
    Site study costs:
        Radiated structures                        $  489
        Non-radiated structures                        89
    -----------------------------------------------------------
    Total                                          $  578
    ===========================================================
                                                (in millions)
    Ultimate costs:
        Radiated structures                        $1,504
        Non-radiated structures                       274
    -----------------------------------------------------------
    Total                                          $1,778
    ===========================================================

                                                (in millions)
    Amount expensed in 1996                        $   18
    -----------------------------------------------------------

    Accumulated provisions:
        Balance in external trust funds            $  149
        Balance in internal reserves                   47
    -----------------------------------------------------------
    Total                                          $  196
    ===========================================================

    Significant assumptions:
        Inflation rate                                4.5%
        Trust earning rate                            7.0
    -----------------------------------------------------------

    Annual provisions for nuclear decommissioning are based on an annuity method as approved by the APSC. All of the company's decommissioning costs are approved for ratemaking.

    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary

Alabama Power Company 1996 Annual Report

from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, or changes in the assumptions used in making estimates.

Income Taxes

The company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Allowance For Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rate used to determine the amount of allowance was 5.8 percent in 1996, 7.1 percent in 1995, and 7.9 percent in 1994. AFUDC, net of income tax, as a percent of net income after dividends on preferred stock was 1.1 percent in 1996, 1.7 percent in 1995 and 1.5 percent in 1994.

Utility Plant

Utility plant is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Financial Instruments

The company's only financial instruments for which the carrying amount did not approximate fair value at December 31 are as follows:

                                       Carrying         Fair
                                        Amount         Value
                                      -------------------------
                                             (in millions)
   Long-term debt:
     At December 31, 1996               $2,367         $2,420
     At December 31, 1995               $2,451         $2,577
   Preferred Securities:
     At December 31, 1996                   97             94
     At December 31, 1995                    -              -
   ------------------------------------------------------------

    The fair value for long-term debt and preferred securities was based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Natural Disaster Reserve

In September 1994, in response to a request by the company, the APSC issued an order allowing the company to establish a Natural Disaster Reserve. Regulatory treatment allows the company to accrue $250 thousand per month, until the maximum accumulated provision of $32 million is attained. However, in December 1995, the APSC approved higher accruals to restore the reserve to its authorized level whenever the balance in the reserve declines below $22.4 million.

Alabama Power Company 1996 Annual Report

2.   RETIREMENT BENEFITS

Pension Plan

The company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on one of the following formulas: years of service and final average pay or years of service and a flat-dollar benefit. The company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trusts are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

The company also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Amounts funded are primarily invested in debt and equity securities. In December 1993, the APSC issued an accounting policy statement which requires the company to externally fund net annual postretirement benefits.

    FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service."

Funded Status and Cost of Benefits

The following tables show actuarial results and assumptions for pension and postretirement insurance benefits as computed under the requirements of Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:


                                                 Pension
                                            -------------------
                                               1996      1995
                                           --------------------
                                               (in millions)

  Actuarial present value of
   benefit obligations:
      Vested benefits                       $  603    $  604
      Non-vested benefits                       30        25
---------------------------------------------------------------
 Accumulated benefit obligation                633       629
  Additional amounts related to
     projected salary increases                180       173
---------------------------------------------------------------
   Projected benefit obligation                813       802
   Less:
      Fair value of plan assets              1,334     1,256
      Unrecognized net gain                   (413)     (331)
      Unrecognized prior service cost           46        21
      Unrecognized transition asset            (40)      (45)
---------------------------------------------------------------
Prepaid asset recognized in the
      Balance Sheets                        $  114    $   99
===============================================================


                                            Postretirement
                                               Benefits
                                        ----------------------
                                          1996       1995
                                        ----------------------
                                           (in millions)

   Actuarial present value of
      benefit obligation:
        Retirees and dependents            $116       $103
        Employees eligible to retire         28         31
        Other employees                      98        104
   -----------------------------------------------------------
   Accumulated benefit obligation           242        238
   Less:
      Fair value of plan assets             108         89
      Unrecognized net loss                  15         23
      Unrecognized transition
        obligation                           65         72
   -----------------------------------------------------------
   Accrued liability recognized
      in the Balance Sheets                $ 54       $ 54
   ===========================================================

    In 1995, the system companies announced a cost sharing program for postretirement benefits. The program establishes limits on amounts the company will pay to provide future retiree postretirement benefits. This change reduced the 1995 accumulated postretirement benefit obligation by approximately $41 million.

Alabama Power Company 1996 Annual Report

    The weighted average rates assumed in the actuarial calculations were:

                                1996       1995      1994
                              -------------------------------

   Discount                      7.8%       7.3%      8.0%
   Annual salary increase        5.3        4.8       5.5
   Long-term return on
      plan assets                8.5        8.5       8.5
   ----------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 9.3 percent for 1996, decreasing gradually to 5.8 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation as of December 31, 1996, by $20 million and the aggregate of the service and interest cost components of the net retiree cost by $2 million.

    Components of the plans' net cost are shown below:

                                               Pension
   ----------------------------------------------------------------
                                         1996     1995       1994
                                    -------------------------------
                                            (in millions)
   Benefits earned during
      the year                        $  21.5   $  21.2   $  20.8
   Interest cost on projected
       benefit obligation                59.5      54.3      51.2
   Actual (return) loss on plan
       assets                          (148.9)   (236.3)     23.5
   Net amortization and deferral         43.8     136.9    (116.2)
   ----------------------------------------------------------------
   Net pension cost (income)          $ (24.1)  $ (23.9)  $ (20.7)
   ================================================================

         Of the above net pension income, $20.3 million in 1996, $17.1 million in 1995, and $15.7 million in 1994 were recorded as credits to operating expenses, and the remainder was recorded as credits to construction and other accounts.

                                           Postretirement
                                              Benefits
                                         --------------------
                                          1996   1995   1994
                                         --------------------
                                            (in millions)

Benefits earned during the year            $ 5    $ 7    $ 8
Interest cost on accumulated
   benefit obligation                       17     18     18
Amortization of transition
   obligation                                4      7      6
Actual (return) loss on plan
   assets                                   (7)   (10)     1
Net amortization and deferral                2      5     (4)
-------------------------------------------------------------
Net postretirement costs                   $21    $27    $29
=============================================================

    Of the above net postretirement costs recorded, $17.8 million in 1996, $22.7 million in 1995, and $23 million in 1994 were charged to operating expenses and the remainder was charged to construction and other accounts.

Work Force Reduction Programs

The company has incurred costs for work force reduction programs. The costs related to these programs were $26.7 million, $14.3 million and $8.2 million for the years 1996, 1995 and 1994, respectively. In addition, certain costs of these programs were deferred and are being amortized in accordance with regulatory treatment. The unamortized balance of these costs was $46.0 million at December 31, 1996.

3.   LITIGATION AND REGULATORY MATTERS

Retail Rate Adjustment Procedures

In November 1982, the APSC adopted rates that provide for periodic adjustments based upon the company's earned return on end-of-period retail common equity. The rates also provide for adjustments to recognize the placing of new generating facilities in retail service. Both increases and decreases have been placed into effect since the adoption of these rates. The rate adjustment procedures allow a return on common equity range of 13.0 percent to 14.5 percent and limit increases or decreases in rates to 4 percent in any calendar year.

    In June 1995, the APSC issued a rate order granting the company's request for gradual adjustments to move toward parity among customer classes. This order

Alabama Power Company 1996 Annual Report

also calls for a moratorium on any periodic retail rate increases (but not decreases) until July 2001.

    In December 1995, the APSC issued an order authorizing the company to reduce balance sheet items -- such as plant and deferred charges -- at any time the company's actual base rate revenues exceed the budgeted revenues.

    The ratemaking procedures will remain in effect until the APSC votes to modify or discontinue them.

Appliance Warranty Litigation

In 1996, legal actions against the company were filed in several counties in Alabama charging the company with fraud and non-compliance with regulatory statutes relating to the offer, sale, and financing of "extended service contracts" in connection with the sale of electric appliances. Some of these suits were filed as class actions, while others were filed on behalf of multiple individual plaintiffs. The plaintiffs seek damages for an unspecified amount. The company has offered extended service agreements to its customers since January 1984, and approximately 175,000 extended service agreements could be involved in these proceedings. The final outcome of these cases cannot now be determined.

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the operating companies' wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power and other similar contracts.

    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. In November 1995, a FERC administrative law judge issued an opinion that the FERC staff failed to meet its burden of proof, and therefore, no change in the equity return was necessary. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter is pending before the FERC.

    If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings, as well as certain other contracts that reference these proceedings in determining return on common equity, and if refunds were ordered, the amount of refunds could range up to approximately $160 million at December 31, 1996 for Southern Company, of which the company's portion would be approximately $76 million. However, management believes that rates are not excessive, and that refunds are not justified.

4.   CAPITAL BUDGET

The company's capital expenditures are currently estimated to total $425 million in 1997, $519 million in 1998, and $622 million in 1999. The capital budget is subject to periodic review and revision, and actual capital cost incurred may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; revised load growth projections; changes in environmental regulations; changes in the existing nuclear plant to meet new regulatory requirements; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 1996, significant purchase commitments were outstanding in connection with the construction program. The company has entered into agreements with two of its industrial customers to locate cogeneration facilities at their premises. These facilities will provide process steam to the respective customers concurrent with the production of electricity for use on the company's electric system. Each facility, which is primarily composed of a combustion turbine, will have approximately 100 megawatts of electric capacity and will serve as a base load resource for the company. These facilities are expected to be placed in service in 1999 at a total cost of approximately $90 million. In addition, significant construction will continue related to transmission and distribution facilities and the upgrading of generating plants.

Alabama Power Company 1996 Annual Report

5.   FINANCING, INVESTMENT, AND COMMITMENTS

General

To the extent possible, the company's construction program is expected to be financed primarily from internal sources. Short-term debt is often utilized and the amounts available are discussed below. The company may issue additional long-term debt and preferred securities for the purposes of debt maturities, redeeming higher-cost securities, and meeting additional capital requirements.

Financing

The ability of the company to finance its capital budget depends on the amount of funds generated internally and the funds it can raise by external financing. The company's primary sources of external financing are sales of first mortgage bonds and preferred stock to the public and receipt of additional paid-in capital from Southern Company. In order to issue additional first mortgage bonds and preferred stock, the company must comply with certain earnings coverage requirements contained in its mortgage indenture and corporate charter. The most restrictive of these provisions requires, for the issuance of additional first mortgage bonds, that before-income-tax earnings, as defined, cover pro forma annual interest charges on outstanding first mortgage bonds at least twice; and for the issuance of additional preferred stock, that gross income available for interest cover pro forma annual interest charges and preferred stock dividends at least one and one-half times. The company's coverages are currently at a level that would permit any necessary amount of security sales at current interest and dividend rates.

Bank Credit Arrangements

The company, along with Southern Company and Georgia Power Company, has entered into agreements with several banks outside the service area to provide $400 million of revolving credit to the companies through June 30, 1999. To provide liquidity support for commercial paper programs, the company and Georgia Power Company have exclusive right to $135 million and $165 million, respectively, of the available credit. However, the allocations can be changed among the borrowers by notifying the respective banks. The companies have the option of converting the short-term borrowings into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the companies' option. In addition, these agreements require payment of commitment fees based on the unused portions of the commitments or the maintenance of compensating balances with the banks.

    Additionally, the company maintains committed lines of credit in the amount of $680 million (including $208 million of such lines under which borrowings may be made only to fund purchase obligations relating to variable rate pollution control bonds) which expire at various times during 1997 and, in certain cases, provide for average annual compensating balances. Because the arrangements are based on an average balance, the company does not consider any of its cash balances to be restricted as of any specific date. Moreover, the company borrows from time to time pursuant to arrangements with banks for uncommitted lines of credit.

    At December 31, 1996, the company had regulatory approval to have outstanding up to $750 million of short-term borrowings.

Assets Subject to Lien

The company's mortgage, as amended and supplemented, securing the first mortgage bonds issued by the company, constitutes a direct lien on substantially all of the company's fixed property and franchises.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels and other financial commitments. Total estimated long-term obligations at December 31, 1996, were as follows:

Year                                Amounts
----                         -------------------
                                 (in millions)
1997                               $  808
1998                                  770
1999                                  569
2000                                  300
2001                                  317
2002 - 2013                         2,594
------------------------------------------------
Total commitments                  $5,358
================================================

Alabama Power Company 1996 Annual Report

Operating Leases

The company has entered into coal rail car rental agreements with various terms and expiration dates. At December 31, 1996, estimated minimum rental commitments for noncancellable operating leases were as follows:


                                                  Amounts
Year                                          ----------------
                                                (in millions)

1997                                                $ 3
1998                                                  3
1999                                                  3
2000                                                  3
2001                                                  3
2002- 2017                                           53
---------------------------------------------------------
Total minimum payments                              $68
==========================================================

6.   JOINT OWNERSHIP AGREEMENTS

The company and Georgia Power Company own equally all of the outstanding capital stock of Southern Electric Generating Company (SEGCO), which owns electric generating units with a total rated capacity of 1,020 megawatts, together with associated transmission facilities. The capacity of these units is sold equally to the company and Georgia Power Company under a contract which, in substance, requires payments sufficient to provide for the operating expenses, taxes, interest expense and a return on equity, whether or not SEGCO has any capacity and energy available. The company's share of expenses totaled $75 million in 1996, $71 million in 1995 and $74 million in 1994, and is included in "Purchased power from affiliates" in the Statements of Income.

    In addition, the company has guaranteed unconditionally the obligation of SEGCO under an installment sale agreement for the purchase of certain pollution control facilities at SEGCO's generating units, pursuant to which $24.5 million principal amount of pollution control revenue bonds are outstanding. Georgia Power Company has agreed to reimburse the company for the pro rata portion of such obligation corresponding to its then proportionate ownership of stock of SEGCO if the company is called upon to make such payment under its guaranty.

    At December 31, 1996, the capitalization of SEGCO consisted of $52 million of equity and $76 million of long-term debt on which the annual interest requirement is $4.7 million. SEGCO paid dividends totaling $10.1 million in 1996, $7.6 million in 1995, and $11.6 million in 1994, of which one-half of each was paid to the company. SEGCO's net income was $7.7 million, $8.1 million, and $7.2 million for 1996, 1995 and 1994, respectively.

    The company's percentage ownership and investment in jointly-owned generating plants at December 31, 1996, follows:

                             Total
                            Megawatt         Company
     Facility (Type)        Capacity        Ownership
   -------------------    ------------    -----------------

   Greene County               500            60.00% (1)
      (coal)
   Plant Miller
      Units 1 and 2          1,320            91.84% (2)
      (coal)
   --------------------------------------------------------
(1)  Jointly owned with an affiliate, Mississippi Power Company.
(2)  Jointly owned with Alabama Electric Cooperative, Inc.

                             Company         Accumulated
        Facility           Investment        Depreciation
   -------------------    --------------    ---------------
                                    (in millions)
   Greene County             $ 90                 $ 40
   Plant Miller
     Units 1 and 2            714                  296
   --------------------------------------------------------

7.   LONG-TERM POWER SALES AGREEMENTS

General

The company and the operating affiliates of Southern Company have entered into long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. The agreements for non-firm capacity expired in 1994. Other agreements -- expiring at various dates discussed below -- are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The company's capacity revenues have been as follows:

                       Unit         Other
       Year           Power       Long-Term        Total
   ----------------------------------------------------------
                                 (in millions)
       1996           $151          $ -            $151
       1995            157            -             157
       1994            152            7             159
   ----------------------------------------------------------

Alabama Power Company 1996 Annual Report

    Unit power from Plant Miller is being sold to Florida Power Corporation
(FPC), Florida Power & Light Company (FP&L), Jacksonville Electric Authority
(JEA) and the City of Tallahassee, Florida. Under these agreements, approximately 1,200 megawatts of capacity is scheduled to be sold through 1999. Thereafter, these sales will remain at that approximate level -- unless reduced by FP&L, FPC, and JEA for the periods after 1999 with a minimum of three years notice -- until the expiration of the contracts in 2010.

Alabama Municipal Electric Authority (AMEA) Capacity Contracts

In August 1986, the company entered into a firm power purchase contract with AMEA entitling AMEA to scheduled amounts of capacity (to a maximum 100 megawatts) for a period of 15 years commencing September 1, 1986 (1986 Contract). In October 1991, the company entered into a second firm power purchase contract with AMEA entitling AMEA to scheduled amounts of additional capacity (to a maximum 80 megawatts) for a period of 15 years commencing October 1, 1991 (1991 Contract). In both contracts the power will be sold to AMEA for its member municipalities that previously were served directly by the company as wholesale customers. Under the terms of the contracts, the company received payments from AMEA representing the net present value of the revenues associated with the respective capacity entitlements, discounted at effective annual rates of 9.96 percent and 11.19 percent for the 1986 and 1991 contracts, respectively. These payments are being recognized as operating revenues and the discounts are being amortized to other interest expense as scheduled capacity is made available over the terms of the contracts.

    In order to secure AMEA's advance payments and the company's performance obligation under the contracts, the company issued and delivered to an escrow agent first mortgage bonds representing the maximum amount of liquidated damages payable by the company in the event of a default under the contracts. No principal or interest is payable on such bonds unless and until a default by the company occurs. As the liquidated damages decline under the contracts, a portion of the bonds equal to the decreases are returned to the company. At December 31, 1996, $128.2 million of such bonds was held by the escrow agent under the contracts.

8.   INCOME TAXES

At December 31, 1996, the tax-related regulatory assets and liabilities were $410 million and $365 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

    Details of the federal and state income tax provisions are as follows:

                                     1996           1995           1994
                                 -------------------------------------------
                                                (in thousands)
 Total provision for income
   taxes:
   Federal --
     Currently payable           $172,911       $166,105       $219,494
     Deferred--
       current year                (6,309)        43,493        (48,153)
       reversal of prior years     18,948        (15,817)        15,932
     Deferred investment tax
       credits                          -            (75)            (1)
----------------------------------------------------------------------------
                                  185,550        193,706        187,272
----------------------------------------------------------------------------
State--
     Currently payable             16,212         18,108         20,565
     Deferred--
       current year                   697          5,117         (4,067)
       reversal of prior years      3,249            (91)         3,676
----------------------------------------------------------------------------
                                   20,158         23,134         20,174
----------------------------------------------------------------------------
Total                             205,708        216,840        207,446
Less income taxes credited
     to other income              (22,400)       (14,142)       (16,834)
----------------------------------------------------------------------------
Total income taxes
     charged to operations       $228,108       $230,982       $224,280
============================================================================

    The tax effects of temporary differences between the carrying amounts of

Alabama Power Company 1996 Annual Report

assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                          1996                 1995
                                        ------------------------------
                                                  (in millions)
Deferred tax liabilities:
     Accelerated depreciation           $  816               $  780
     Property basis differences            466                  491
     Premimum on reacquired debt            31                   31
     Other                                  51                   42
----------------------------------------------------------------------
Total                                    1,364                1,344
----------------------------------------------------------------------
Deferred tax assets:
     Capacity prepayments                   34                   35
     Other deferred costs                   27                   26
     Postretirement benefits                21                   25
     Unbilled revenue                       15                   13
     Other                                  54                   43
----------------------------------------------------------------------
Total                                      151                  142
----------------------------------------------------------------------
Net deferred tax liabilities             1,213                1,202
Portion included in current assets
     (liabilities), net                    (35)                 (10)
----------------------------------------------------------------------
Accumulated deferred income taxes
     in the Balance Sheets              $1,178               $1,192
======================================================================

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $11 million in 1996, $12 million in 1995, and $13 million in 1994. At December 31, 1996, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                       1996     1995     1994
                                     --------------------------
 Federal statutory rate               35.0%    35.0%    35.0%
 State income tax,
   net of federal deduction            2.2      2.5      2.2
 Non-deductible book
   depreciation                        1.5      1.6      1.6
 Differences in prior years'
   deferred and current tax rates     (1.6)    (1.8)    (2.9)
 Other                                (3.0)    (1.4)    (0.7)
 --------------------------------------------------------------
 Effective income tax rate            34.1%    35.9%    35.2%
 ==============================================================

    Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.   COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES

In January 1996, Alabama Power Capital Trust I (Trust I), of which the company owns all of the common securities, issued $97 million of 7.375 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $100 million aggregate principal amount of the company's 7.375 percent junior subordinated notes due March 31, 2026.

    In January 1997, Alabama Power Capital Trust II (Trust II), of which the company also owns all of the common securities, issued $200 million of 7.60 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust II are $206 million aggregate principal amount of the company's
7.60 percent junior subordinated notes due December 31, 2036. A portion of the proceeds of the January 1997 issuance will be used for the redemption of $100 million of preferred stock in February 1997.

Alabama Power Company 1996 Annual Report

10.  OTHER LONG-TERM DEBT

Details of other long-term debt at December 31 are as follows:

                                          1996         1995
                                   --------------------------
                                        (in thousands)
   Obligations incurred in
      connection with the
      sale of tax-exempt
      pollution control revenue
      bonds by public authorities-
       Collateralized -
          5.5% to 6.5 % due
            2023-2024                 $223,040     $223,040
          Variable rates (4.15%
            to 5.0% at 1/1/97)
            due 2015-2017               89,800       89,800
       Non-collateralized -
          7.25% due 2003                 1,000        1,000
          7.4% due 2016                      -       21,000
          5.8% due 2022                  9,800        9,800
       Variable rates (4.65%
            to 5.1% at 1/1/97)
            due 2021 - 2022            152,500      131,500
--------------------------------------------------------------
                                       476,140      476,140
Capitalized lease obligations            8,056        8,963
--------------------------------------------------------------
Total                                 $484,196     $485,103
==============================================================

    Pollution control obligations represent installment purchases of pollution control facilities financed by funds derived from sales by public authorities of revenue bonds. The company is required to make payments sufficient for the authorities to meet principal and interest requirements of such bonds. With respect to $312.8 million of such pollution control obligations, the company has authenticated and delivered to the trustees a like principal amount of first mortgage bonds as security for its obligations under the installment purchase agreements. No principal or interest on these first mortgage bonds is payable unless and until a default occurs on the installment purchase agreements.

   The estimated aggregate annual maturities of other long-term debt through 2001 are as follows: $1.0 million in 1997, $1.0 million in 1998, $1.2 million in 1999, $1.1 million in 2000 and $1.0 million in 2001.

11.   SECURITIES DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt and preferred stock due within one year at December 31 is as follows:

                                                1996         1995
                                        ---------------------------
                                                 (in thousands)
    Bond improvement fund
       requirements                         $  19,410     $20,047

    First mortgage bond maturities
       and redemptions                           391       63,750
    Other long-term debt maturities
       (Note 10)                                 952          885
    ---------------------------------------------------------------
    Total long-term debt due within
       one year                               20,753       84,682
    ---------------------------------------------------------------
     Preferred stock to be reacquired        100,000            -
    ---------------------------------------------------------------
    Total                                   $120,753      $84,682
    ===============================================================

      The annual first mortgage bond improvement fund requirement is 1 percent of the aggregate principal amount of bonds of each series authenticated, so long as a portion of that series is outstanding, and may be satisfied by the deposit of cash and/or reacquired bonds, the certification of unfunded property additions or a combination thereof. The 1997 requirement of $19.4 million was satisfied by the deposit of cash in 1997, all of which was used for the redemption of outstanding first mortgage bonds. Also in early 1997, the company redeemed $391 thousand first mortgage bonds and announced the February 1997 redemption of $100 million preferred stock. The preferred stock will be redeemed with a portion of the proceeds from the January 1997 Trust II security issuance. Scheduled maturities amount to $952 thousand in connection with capitalized office building leases and a street light lease.

12.   NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988 (Act), the company maintains agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at Plant Farley. The Act provides funds up to $8.9 billion for public liability claims that could arise from a single nuclear incident. Plant Farley is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums which could be assessed, after a nuclear incident, against all owners of nuclear

Alabama Power Company 1996 Annual Report

reactors. The company could be assessed up to $79 million per incident for each licensed reactor it operates but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium taxes, for the company is $159 million per incident but not more than an aggregate of $20 million to be paid for each incident in any one year.

    The company is a member of Nuclear Mutual Limited (NML), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities. The members are subject to a retrospective premium assessment in the event that losses exceed accumulated reserve funds. The company's maximum annual assessment per incident is limited to $9 million under the current policy.

    Additionally, the company has policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million NML coverage. This excess insurance is provided by Nuclear Electric Insurance Limited (NEIL), a mutual insurance company.

    NEIL also covers the additional cost that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased cost of replacement power in an amount up to $3.5 million per week (starting 21 weeks after the outage) for one year and up to $2.8 million per week for the second and third years.

    Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The maximum annual assessments per incident under current policies for the company would be $15 million for excess property damage and $8 million for replacement power.

    For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

    The company participates in an insurance program for nuclear workers that provides coverage for worker tort claims filed for bodily injury caused at commercial nuclear power plants. In the event that claims for this insurance exceed the accumulated reserve funds, the company could be subject to a maximum total assessment of $6 million.

      All retrospective assessments, whether generated for liability, property or replacement power may be subject to applicable state premium taxes.

13.   COMMON STOCK DIVIDEND RESTRICTIONS

The company's first mortgage bond indenture contains various common stock dividend restrictions that remain in effect as long as the bonds are outstanding. At December 31, 1996, retained earnings of $796 million was restricted against the payment of cash dividends on common stock under terms of the mortgage indenture. Supplemental indentures in connection with future first mortgage bond issues may contain more stringent common stock dividend restrictions than those currently in effect.

14.   QUARTERLY FINANCIAL INFORMATION (Unaudited)

Summarized quarterly financial data for 1996 and 1995 are as follows:

                                                     Net Income
                                                       After
                                                     Dividends
       Quarter            Operating    Operating    on Preferred
        Ended             Revenues      Income         Stock
 -------------------    -----------------------------------------
                                     (in thousands)

 March 1996                $732,809     $142,052      $ 73,159
 June 1996                  779,587      151,673        95,778
 September 1996             913,308      222,523       152,589
 December 1996              695,071      100,390        49,964

 March 1995                $646,771     $122,949      $ 65,328
 June 1995                  753,053      157,685        88,926
 September 1995             938,284      233,322       167,938
 December 1995              686,666      111,362        38,702
 ----------------------------------------------------------------

The company's business is influenced by seasonal weather conditions.

SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1996 Annual Report


===========================================================================================================================
                                                                                          1996          1995          1994
---------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                   $3,120,775    $3,024,774    $2,935,142
Net Income after Dividends
     on Preferred Stock (in thousands)                                                $371,490      $360,894      $356,338
Cash Dividends on Common Stock (in thousands)                                         $347,500      $285,000      $268,000
Return on Average Common Equity (percent)                                                13.75         13.61         13.86
Total Assets (in thousands)                                                         $8,733,846    $8,744,360    $8,459,217
Gross Property Additions (in thousands)                                               $425,024      $551,781      $536,785
---------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                 $2,714,277    $2,690,374    $2,614,405
Preferred stock                                                                        340,400       440,400       440,400
Preferred stock subject to mandatory redemption                                              -             -             -
Subsidiary obligated mandatorily redeemable preferred securities                        97,000             -             -
Long-term debt                                                                       2,354,006     2,374,948     2,455,013
---------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                       $5,505,683    $5,505,722    $5,509,818
===========================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                       49.3          48.9          47.4
Preferred stock                                                                            6.2           8.0           8.0
Company obligated mandatorily redeemable preferred securities                              1.7             -             -
Long-term debt                                                                            42.8          43.1          44.6
---------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                            100.0         100.0         100.0
===========================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                       -             -       150,000
Retired                                                                                 83,797             -        20,387
Company Obligated Mandatorily Redeemable Preferred
     Securities (in thousands):
Issued                                                                                  97,000             -             -
Preferred Stock (in thousands):
Issued                                                                                       -             -             -
Retired                                                                                      -             -             -
---------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                A1            A1            A1
     Standard and Poor's                                                                    A+            A+             A
     Duff & Phelps                                                                         AA-            A+            A+
Preferred Stock -
     Moody's                                                                                a2            a2            a2
     Standard and Poor's                                                                     A             A            A-
     Duff & Phelps                                                                          A+             A            A-
---------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                          1,073,559     1,058,197     1,042,974
Commercial                                                                             171,827       166,480       162,239
Industrial                                                                               5,100         5,338         5,341
Other                                                                                      732           725           716
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                1,251,218     1,230,740     1,211,270
===========================================================================================================================
Employees (year-end)                                                                     6,865         7,261         7,996

                                             27

SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1996 Annual Report


============================================================================================================================
                                                                                         1993            1992          1991
----------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                  $3,007,609      $2,846,840    $2,846,794
Net Income after Dividends
     on Preferred Stock (in thousands)                                               $346,494        $338,555      $339,666
Cash Dividends on Common Stock (in thousands)                                        $252,900        $273,300      $232,900
Return on Average Common Equity (percent)                                               13.94           14.02         14.55
Total Assets (in thousands)                                                        $8,248,683      $6,593,618    $6,549,462
Gross Property Additions (in thousands)                                              $435,843        $367,463      $397,011
----------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                $2,526,348      $2,443,493    $2,387,198
Preferred stock                                                                       440,400         489,400       484,400
Preferred stock subject to mandatory redemption                                             -               -             -
Subsidiary obligated mandatorily redeemable preferred securities                            -               -             -
Long-term debt                                                                      2,362,852       2,202,473     2,382,635
----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                      $5,329,600      $5,135,366    $5,254,233
============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                      47.4            47.6          45.4
Preferred stock                                                                           8.3             9.5           9.2
Company obligated mandatorily redeemable preferred securities                               -               -             -
Long-term debt                                                                           44.3            42.9          45.4
----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                           100.0           100.0         100.0
============================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                860,000         745,000       250,000
Retired                                                                               699,788         931,797       227,695
Company Obligated Mandatorily Redeemable Preferred
     Securities (in thousands):
Issued                                                                                      -               -             -
Preferred Stock (in thousands):
Issued                                                                                158,000         150,000             -
Retired                                                                               207,000         145,000        17,500
----------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                               A1              A1            A1
     Standard and Poor's                                                                    A               A             A
     Duff & Phelps                                                                         A+               A             A
Preferred Stock -
     Moody's                                                                               a2              a2            a2
     Standard and Poor's                                                                   A-              A-            A-
     Duff & Phelps                                                                         A-              A-            A-
----------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                         1,027,130       1,012,294       997,585
Commercial                                                                            157,337         152,530       148,228
Industrial                                                                              5,391           5,434         5,496
Other                                                                                     713             704           697
----------------------------------------------------------------------------------------------------------------------------
Total                                                                               1,190,571       1,170,962     1,152,006
============================================================================================================================
Employees (year-end)                                                                    8,009           8,116         8,513
                                             28A

SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1996 Annual Report


=============================================================================================================================
                                                                                            1990          1989          1988
-----------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                     $2,722,424    $2,629,354    $2,476,626
Net Income after Dividends
     on Preferred Stock (in thousands)                                                  $312,803      $311,146      $283,475
Cash Dividends on Common Stock (in thousands)                                           $220,800      $217,300      $212,700
Return on Average Common Equity (percent)                                                  14.00         14.53         14.03
Total Assets (in thousands)                                                           $6,362,293    $6,279,431    $6,180,945
Gross Property Additions (in thousands)                                                 $444,680      $459,199      $643,892
-----------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                   $2,280,590    $2,188,811    $2,094,815
Preferred stock                                                                          484,400       484,400       484,400
Preferred stock subject to mandatory redemption                                           12,500        17,500        22,500
Subsidiary obligated mandatorily redeemable preferred securities                               -             -             -
Long-term debt                                                                         2,397,931     2,435,129     2,496,492
-----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                         $5,175,421    $5,125,840    $5,098,207
=============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                         44.1          42.7          41.1
Preferred stock                                                                              9.6           9.8           9.9
Company obligated mandatorily redeemable preferred securities                                  -             -             -
Long-term debt                                                                              46.3          47.5          49.0
-----------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                              100.0         100.0         100.0
=============================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                         -             -       150,000
Retired                                                                                   33,122        75,650        42,445
Company Obligated Mandatorily Redeemable Preferred
     Securities (in thousands):
Issued                                                                                         -             -             -
Preferred Stock (in thousands):
Issued                                                                                         -             -       100,000
Retired                                                                                    5,000         5,000         2,500
-----------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                  A1            A1            A1
     Standard and Poor's                                                                       A             A             A
     Duff & Phelps                                                                             A             A             6
Preferred Stock -
     Moody's                                                                                  a2            a2            a2
     Standard and Poor's                                                                      A-            A-            A-
     Duff & Phelps                                                                            A-            A-             7
-----------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                              985,566       974,622       964,581
Commercial                                                                               144,340       141,265       137,955
Industrial                                                                                 5,322         5,200         5,120
Other                                                                                        690           684           678
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                  1,135,918     1,121,771     1,108,334
=============================================================================================================================
Employees (year-end)                                                                       9,473         9,698        10,302


                                             28B

SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1996 Annual Report


=========================================================================================================
                                                                                      1987          1986
---------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                               $2,574,634    $2,549,574
Net Income after Dividends
     on Preferred Stock (in thousands)                                            $257,239      $273,456
Cash Dividends on Common Stock (in thousands)                                     $201,100      $191,300
Return on Average Common Equity (percent)                                            13.56         15.12
Total Assets (in thousands)                                                     $5,912,000    $5,570,653
Gross Property Additions (in thousands)                                           $600,589      $553,767
---------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                             $1,946,747    $1,847,608
Preferred stock                                                                    384,400       384,400
Preferred stock subject to mandatory redemption                                     27,500        30,000
Subsidiary obligated mandatorily redeemable preferred securities                         -             -
Long-term debt                                                                   2,386,258     2,210,108
---------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                   $4,744,905    $4,472,116
=========================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                   41.0          41.3
Preferred stock                                                                        8.7           9.3
Company obligated mandatorily redeemable preferred securities                            -             -
Long-term debt                                                                        50.3          49.4
---------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                        100.0         100.0
=========================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                             200,000       125,000
Retired                                                                            108,082       405,765
Company Obligated Mandatorily Redeemable Preferred
     Securities (in thousands):
Issued                                                                                   -             -
Preferred Stock (in thousands):
Issued                                                                                   -             -
Retired                                                                              5,000        42,224
---------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                            A1            A1
     Standard and Poor's                                                                 A             A
     Duff & Phelps                                                                       6             6
Preferred Stock -
     Moody's                                                                            a2            a2
     Standard and Poor's                                                                A-            A-
     Duff & Phelps                                                                       7             7
---------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                        950,101       934,798
Commercial                                                                         134,533       130,540
Industrial                                                                           4,955         4,725
Other                                                                                  713           697
---------------------------------------------------------------------------------------------------------
Total                                                                            1,090,302     1,070,760
=========================================================================================================
Employees (year-end)                                                                10,457        10,367

                                             28C

Alabama Power Company 1996 Annual Report

==============================================================================================================
                                                                             1996          1995          1994
--------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                              $998,806      $997,069      $913,146
Commercial                                                                696,453       670,453       647,202
Industrial                                                                759,628       805,596       803,587
Other                                                                      13,729        13,619        13,515
--------------------------------------------------------------------------------------------------------------
Total retail                                                            2,468,616     2,486,737     2,377,450
Sales for resale - non-affiliates                                         391,669       370,140       354,760
Sales for resale - affiliates                                             216,620       127,730       164,762
--------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                3,076,905     2,984,607     2,896,972
Other revenues                                                             43,870        40,167        38,170
--------------------------------------------------------------------------------------------------------------
Total                                                                  $3,120,775    $3,024,774    $2,935,142
==============================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                            14,593,761    14,383,231    13,183,147
Commercial                                                             10,904,476    10,043,220     9,645,798
Industrial                                                             19,999,258    19,862,577    19,479,364
Other                                                                     192,573       186,848       185,876
--------------------------------------------------------------------------------------------------------------
Total retail                                                           45,690,068    44,475,876    42,494,185
Sales for resale - non-affiliates                                       9,491,237     8,046,189     6,775,176
Sales for resale - affiliates                                          10,292,066     6,705,174     8,432,533
--------------------------------------------------------------------------------------------------------------
Total                                                                  65,473,371    59,227,239    57,701,894
==============================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                  6.84          6.93          6.93
Commercial                                                                   6.39          6.68          6.71
Industrial                                                                   3.80          4.06          4.13
Total retail                                                                 5.40          5.59          5.59
Sales for resale                                                             3.07          3.38          3.42
Total sales                                                                  4.70          5.04          5.02
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                          13,705        13,686        12,746
Residential Average Annual Revenue
 Per Customer                                                             $937.95       $948.71       $882.88
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                    11,151        10,831        10,431
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                      8,413         7,958         8,217
Summer                                                                      9,912        10,090         9,028
Annual Load Factor (percent) (Note 2)                                        61.3          59.2          62.2
Plant Availability (percent):
Fossil-steam                                                                 86.6          88.3          86.9
Nuclear                                                                      90.5          81.1          92.5
--------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                         67.0          67.1          62.9
Nuclear                                                                      18.5          17.1          21.7
Hydro                                                                         7.1           7.0           8.4
Oil and gas                                                                   0.4           0.4           *
Purchased power -
     From non-affiliates                                                      2.4           2.7           1.3
     From affiliates                                                          4.6           5.7           5.7
--------------------------------------------------------------------------------------------------------------
Total                                                                       100.0         100.0         100.0
==============================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                        10,035        10,025         9,961
Cost of fuel per million BTU (cents)                                       147.09        148.68        157.62
Average cost of fuel per net kilowatt-hour generated (cents)                 1.48          1.49          1.57
==============================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.


Alabama Power Company 1996 Annual Report

===================================================================================================================================
                                                                                                  1993          1992          1991
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                                   $947,277      $845,660      $864,347
Commercial                                                                                     634,895       589,816       582,730
Industrial                                                                                     832,938       800,311       790,224
Other                                                                                           13,344        12,734        12,662
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                                 2,428,454     2,248,521     2,249,963
Sales for resale - non-affiliates                                                              364,105       407,791       407,912
Sales for resale - affiliates                                                                  181,975       158,088       159,375
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                                     2,974,534     2,814,400     2,817,250
Other revenues                                                                                  33,075        32,440        29,544
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                       $3,007,609    $2,846,840    $2,846,794
===================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                                 13,185,062    12,069,268    12,324,898
Commercial                                                                                   9,185,462     8,629,869     8,526,131
Industrial                                                                                  18,595,237    18,260,274    17,511,579
Other                                                                                          181,673       176,798       174,760
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                                41,147,434    39,136,209    38,537,368
Sales for resale - non-affiliates                                                            7,143,672     8,382,571     8,810,442
Sales for resale - affiliates                                                                8,081,324     7,210,697     7,784,285
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                       56,372,430    54,729,477    55,132,095
===================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                                       7.18          7.01          7.01
Commercial                                                                                        6.91          6.83          6.83
Industrial                                                                                        4.48          4.38          4.51
Total retail                                                                                      5.90          5.75          5.84
Sales for resale                                                                                  3.59          3.63          3.42
Total sales                                                                                       5.28          5.14          5.11
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                                               12,936        12,017        12,435
Residential Average Annual Revenue
 Per Customer                                                                                  $929.36       $842.00       $872.04
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                                         10,431        10,431        10,539
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                                           7,152         7,077         6,586
Summer                                                                                           9,457         8,801         8,627
Annual Load Factor (percent) (Note 2)                                                             58.6          59.6          59.9
Plant Availability (percent):
Fossil-steam                                                                                      89.7          88.9          93.1
Nuclear                                                                                           86.6          80.2          87.0
-----------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                              63.9          64.3          61.5
Nuclear                                                                                           20.1          19.0          20.8
Hydro                                                                                              6.9           8.5           8.2
Oil and gas                                                                                          *             *             *
Purchased power -
     From non-affiliates                                                                           1.1           1.2           1.6
     From affiliates                                                                               8.0           7.0           7.9
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            100.0         100.0         100.0
===================================================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                                             10,003        10,000         9,985
Cost of fuel per million BTU (cents)                                                            173.66        164.57        170.49
Average cost of fuel per net kilowatt-hour generated (cents)                                      1.74          1.65          1.70
===================================================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.

                                             30A

Alabama Power Company 1996 Annual Report

=============================================================================================================
                                                                            1990          1989          1988
-------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                             $825,645      $781,982      $761,805
Commercial                                                               551,634       533,487       510,910
Industrial                                                               777,580       762,274       738,755
Other                                                                     12,103        11,743        11,255
-------------------------------------------------------------------------------------------------------------
Total retail                                                           2,166,962     2,089,486     2,022,725
Sales for resale - non-affiliates                                        434,996       409,202       355,362
Sales for resale - affiliates                                             93,473       104,488        76,691
-------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                               2,695,431     2,603,176     2,454,778
Other revenues                                                            26,993        26,178        21,848
-------------------------------------------------------------------------------------------------------------
Total                                                                 $2,722,424    $2,629,354    $2,476,626
=============================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                           11,996,794    11,346,736    11,332,285
Commercial                                                             8,201,534     7,915,685     7,711,092
Industrial                                                            17,713,153    17,360,791    16,881,342
Other                                                                    170,420       166,485       165,122
-------------------------------------------------------------------------------------------------------------
Total retail                                                          38,081,901    36,789,697    36,089,841
Sales for resale - non-affiliates                                     10,277,060    10,292,329     7,905,750
Sales for resale - affiliates                                          4,519,275     5,048,743     3,551,142
-------------------------------------------------------------------------------------------------------------
Total                                                                 52,878,236    52,130,769    47,546,733
=============================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                 6.88          6.89          6.72
Commercial                                                                  6.73          6.74          6.63
Industrial                                                                  4.39          4.39          4.38
Total retail                                                                5.69          5.68          5.60
Sales for resale                                                            3.57          3.35          3.77
Total sales                                                                 5.10          4.99          5.16
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                         12,256        11,717        11,839
Residential Average Annual Revenue
 Per Customer                                                            $843.50       $807.50       $795.84
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                    9,879         9,879         9,279
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                     6,293         7,264         6,377
Summer                                                                     8,878         8,256         7,991
Annual Load Factor (percent) (Note 2)                                       57.4          59.5          59.6
Plant Availability (percent):
Fossil-steam                                                                92.2          90.7          91.3
Nuclear                                                                     86.5          83.1          91.9
-------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                        57.0          54.1          53.9
Nuclear                                                                     21.6          21.0          26.1
Hydro                                                                        8.7          11.0           4.8
Oil and gas                                                                  0.1           0.1           0.1
Purchased power -
     From non-affiliates                                                     0.9           1.8           0.5
     From affiliates                                                        11.7          12.0          14.6
-------------------------------------------------------------------------------------------------------------
Total                                                                      100.0         100.0         100.0
=============================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                       10,072        10,061        10,137
Cost of fuel per million BTU (cents)                                      171.55        172.20        168.21
Average cost of fuel per net kilowatt-hour generated (cents)                1.73          1.73          1.71
=============================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.
                                                     30B

Alabama Power Company 1996 Annual Report

====================================================================================================================
                                                                                               1987          1986
--------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                                $759,957      $738,864
Commercial                                                                                  501,088       481,676
Industrial                                                                                  721,298       705,395
Other                                                                                        10,968        10,811
--------------------------------------------------------------------------------------------------------------------
Total retail                                                                              1,993,311     1,936,746
Sales for resale - non-affiliates                                                           443,880       472,938
Sales for resale - affiliates                                                               118,746       120,911
--------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                                  2,555,937     2,530,595
Other revenues                                                                               18,697        18,979
--------------------------------------------------------------------------------------------------------------------
Total                                                                                    $2,574,634    $2,549,574
====================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                              11,149,225    10,606,698
Commercial                                                                                7,476,924     7,015,589
Industrial                                                                               15,969,075    15,025,806
Other                                                                                       159,422       153,282
--------------------------------------------------------------------------------------------------------------------
Total retail                                                                             34,754,646    32,801,375
Sales for resale - non-affiliates                                                        10,523,554     9,064,049
Sales for resale - affiliates                                                             4,963,997     4,456,360
--------------------------------------------------------------------------------------------------------------------
Total                                                                                    50,242,197    46,321,784
====================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                                    6.82          6.97
Commercial                                                                                     6.70          6.87
Industrial                                                                                     4.52          4.69
Total retail                                                                                   5.74          5.90
Sales for resale                                                                               3.63          4.39
Total sales                                                                                    5.09          5.46
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                                            11,848        11,457
Residential Average Annual Revenue
 Per Customer                                                                               $807.61       $798.09
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                                       9,337         9,337
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                                        6,138         6,257
Summer                                                                                        7,886         7,892
Annual Load Factor (percent) (Note 2)                                                          58.3          56.2
Plant Availability (percent):
Fossil-steam                                                                                   90.2          88.5
Nuclear                                                                                        83.3          83.8
--------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                           52.5          58.8
Nuclear                                                                                        21.7          23.8
Hydro                                                                                           6.3           4.2
Oil and gas                                                                                     0.2           0.1
Purchased power -
     From non-affiliates                                                                        0.2           2.0
     From affiliates                                                                           19.1          11.1
--------------------------------------------------------------------------------------------------------------------
Total                                                                                         100.0         100.0
====================================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                                          10,214        10,209
Cost of fuel per million BTU (cents)                                                         176.72        179.65
Average cost of fuel per net kilowatt-hour generated (cents)                                   1.80          1.83
====================================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.

                                             30C